Exhibit 19

Execution

Dated 24 June 2010

(1)	CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH

and

(2)	WHITEHORSE TECHNOLOGY LIMITED

and

(3)	DEUTSCHE BANK AG, HONG KONG BRANCH

____________________________________________

CALCULATION AGENCY AGREEMENT

_____________________________________________

KING & WOOD
9/F., Hutchison House, Central
Hong Kong

Tel.: (852) 2848 4848
Fax: (852) 2845 2995
Ref.: 710030085/CR/JL

Execution

THIS AGREEMENT is made on the 24th day of June 2010

BETWEEN

(1)

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH, a company incorporated under the laws of the People’s Republic of China whose place of business in Hong Kong is situated at Suite 3307-15, 33/F., One International Finance Centre, No. 1 Harbour View Street, Central, Hong Kong (the “Collateral Agent”) as collateral agent for the Financial Parties;

(2)

WHITEHORSE TECHNOLOGY LIMITED, a company incorporated under the laws of the British Virgin Islands (“Whitehorse”) whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands; and

(3)	DEUTSCHE BANK AG, HONG KONG BRANCH of 48th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong (the “Calculation Agent”),

(the Collateral Agent, Whitehorse and the Calculation Agent are together the “Parties”).

WHEREAS

(A)

Pursuant to a pledge and security agreement dated 24 June 2010 by and among Whitehorse as pledgor and the Collateral Agent as collateral agent (the “Share Pledge Agreement”), Whitehorse has agreed to (inter alia) pledge to the Collateral Agent in favour of the Collateral Agent on behalf and for the benefit of the Finance Parties on terms and conditions of the Share Pledge Agreement.

(B)	The Calculation Agent agrees to act as calculation agent to provide calculations and other services in connection with the Pledged Shares subject to and on terms and conditions herein.

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meaning:

“Business Day”	a day on which banks are open for general business in Hong Kong and New York (excluding Saturdays, Sundays and public holidays)

“CSR”	China Security & Surveillance Technology, Inc., a Delaware corporation

“Depositary”	Deutsche Bank Trust Company Americas, a New York banking corporation, a wholly-owned subsidiary of Deutsche Bank AG

“Finance Parties”	has the meaning ascribed to it in the Share Pledge Agreement

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“Loan Agreement”	the USD45,000,000 Term Loan Facility Agreement dated 24 June 2010 between Whitehorse and the Collateral Agent as lender, arranger and facility agent

“Pledged Shares”	the shares of capital stock of CSR pledged to the Collateral Agent on behalf, and for the benefit, of the Finance Parties under the Share Pledge Agreement from time to time

1.2	In this Agreement:

(a)

the Recitals and the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and Schedules;

(b) references to statutes or statutory provisions shall be construed as references to those statutes or provisions as modified or re-enacted from time to time;

(c) references to persons shall include bodies corporate, unincorporated associations, businesses and partnerships;

(d) references to Clauses and Schedules are to clauses and schedules to this Agreement;

(e) headings are for convenience only and shall not affect the construction of this Agreement; and

(f) the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

2.	AGENCY

2.1

The Collateral Agent on behalf of the Finance Parties hereby appoints the Calculation Agent as calculation agent in accordance with the terms and conditions set out herein and the Calculation Agent hereby accepts such appointment.

3.	DUTIES OF CALCULATION AGENT

The Calculation Agent shall perform the duties set out in Schedule 1.

4.	TERMS AND CONDITIONS

4.1	The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Collateral Agent agrees:

(a)

The duties of the Calculation Agent are of a mechanical and administrative nature only and the Calculation Agent shall not be liable and shall bear no obligation or responsibility to any person in respect of the calculations it is hereunder required to do unless such liability arises as a result of gross negligence, fraud or willful default on the part of the Calculation Agent. Under no circumstances shall the Calculation Agent be liable for any consequential or special loss, however caused or arising.

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(b)

The Calculation Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement and shall have no implied duties, obligations or responsibilities (whether by law or otherwise). The Calculation Agent shall not be bound by nor be imputed with notice of the provisions of any agreement among the other parties hereto notwithstanding any references herein to such agreement or document, except this Agreement.

(c)

The Collateral Agent and Whitehorse shall jointly and severally indemnify and hold harmless the Calculation Agent and any of its directors, officers, agents or employees from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, actions or demands of any kind whatsoever (and any interest thereon) that may be imposed on or incurred by the Calculation Agent in connection with any action, claim or proceeding of any kind brought or threatened to be brought against it as a result of its acting hereunder or as a result of any action taken or omitted to be taken by it before the date of this Agreement in preparation for acting hereunder, PROVIDED THAT the Collateral Agent or Whitehorse shall not have any obligation to indemnify the Calculation Agent or any other person for any claims arising in consequence of the gross negligence, fraud or willful default on the part of the Calculation Agent. This indemnity shall survive the termination of this Agreement or the resignation of the Calculation Agent.

(d)

The Calculation Agent shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties and/or obligations hereunder or if in the performance of duties and obligations hereunder it determines that there are grounds for believing that the repayment of such funds or an indemnity satisfactory to the Calculation Agent against any such risk or liability is not assured to the Calculation Agent. The Calculation Agent shall not be obliged to take any action which may be illegal or contrary to applicable law.

(e)

The Calculation Agent shall not be liable for any loss or damage incurred in relation to the calculations it performs unless such liability arises as a result of gross negligence, fraud or willful default on the part of the Calculation Agent.

(f)

The Calculation Agent shall be entitled to rely on, and shall be protected in acting upon, and shall be entitled to treat as genuine and as the document it purports to be, any instruction, letter, paper or other document furnished to it by the Collateral Agent and believed by the Calculation Agent, acting reasonably, to be genuine and to have been signed and presented by the proper person or persons. The Calculation Agent shall not be concerned or required to verify the matters referred to in or the validity of any written notice or instruction given by the Parties or any of them hereunder (including for the avoidance of doubt, the fulfillment of any conditions precedent governing the issuance of any notices or instructions pursuant to this Agreement).

(g)	For the avoidance of doubt the Calculation Agent shall act on the instructions of the Collateral Agent alone.

(h)

The Calculation Agent may seek legal advice at the cost of Whitehorse, failing whom the Collateral Agent, and shall be entitled to rely on and shall be protected in acting upon, any advice received from legal and/or other professional advisers notwithstanding any exclusions or limitations of liability in relation to the provision thereof. Notwithstanding any further provisions of this Agreement, the Calculation Agent may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion based upon advice of counsel in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, of Hong Kong. Furthermore, the Calculation Agent may also refrain from taking such action if the taking of such action would otherwise render it liable to any person in that jurisdiction or in Hong Kong or if, in its opinion based upon such advice of counsel, it would not have the power to do the relevant thing in that jurisdiction or in Hong Kong by virtue of any applicable law in that jurisdiction or in Hong Kong or if it is determined by any court or other competent authority in that jurisdiction or in Hong Kong that it does not have such power.

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(i)

Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Collateral Agent made or given by it under any provision of this Agreement shall be sufficient if signed by any officer of the Collateral Agent.

(j) The Calculation Agent may, upon obtaining the prior written consent of the Collateral Agent, perform any duties hereunder either directly or by or through agents or attorneys.

(k)

The Calculation Agent may rely on the information provided by the Collateral Agent or the Depositary from time to time in determining the amount of shares of CSR constituting the Pledged Shares for the time being.

5.	FEES AND EXPENSES OF THE CALCULATION AGENT

5.1

The Calculation Agent shall be entitled to receive from Whitehorse, failing whom the Collateral Agent, on written request, all charges, costs and expenses which it may incur in relation to the negotiation, preparation and execution of this Agreement and the performance of its obligations hereunder.

5.2

Whitehorse, failing whom the Collateral Agent, shall pay to the Calculation Agent remuneration for its services as Calculation Agent pursuant to this Agreement on the basis set out in separate written correspondence, and in any event by no later than the date of this Agreement.

5.3

All payments made by Whitehorse or the Collateral Agent pursuant to this Agreement shall be made free and clear of, and without withholding or deduction for any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the taxing authorities of jurisdictions of Hong Kong and the British Virgin Islands or any political sub-division or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, Whitehorse or the Collateral Agent, shall pay such additional amounts as will result in the receipt by the Calculation Agent of such amounts as would have been received by the Calculation Agent if no such withholding or deduction had been required.

6.	TERMINATION

6.1

This Agreement and the appointment of the Calculation Agent hereunder shall continue in force until terminated by either the Collateral Agent or the Calculation Agent by giving to the other not less than two weeks’ notice in writing (or such shorter notice as the other Party may agree to accept) expiring at any time thereafter provided that this Agreement may be determined forthwith by the Collateral Agent or the Calculation Agent by notice taking immediate and subsequent effect if:

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(a)

the Calculation Agent or the Collateral Agent respectively has committed a material breach of any of the terms of this Agreement and, if capable of being remedied, shall not have remedied such breach within fourteen days after service of notice requiring the same to be remedied; or

(b)

the Collateral Agent or the Calculation Agent shall go into liquidation (except a voluntary liquidation for the purposes of reconstruction or amalgamation on terms previously approved in writing by the other Party) or if a receiver is appointed in relation to any of its assets.

6.2

Upon the termination of this Agreement the Calculation Agent shall hand over to the Collateral Agent or such other person as the Collateral Agent shall in writing direct all records of calculation which the Calculation Agent is required to keep under the terms of this Agreement and all other records in the possession of the Calculation Agent which relate to its duties hereunder.

7.	GENERAL

7.1

Remedies and waivers – No failure to exercise and no delay in exercising on the part of any of the Parties any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive or any rights or remedies otherwise provided by law.

7.2	Assignment – No other Party may assign any benefit or obligation under this Agreement without the prior written consent of the other Party.

7.3

Further assurance – The Parties shall, and shall use their respective reasonable endeavours to procure that any necessary third parties do, execute and perform all such further deeds, documents, assurance, acts and things as any of the Parties may reasonably require by notice in writing to the other Party to carry the provisions of this Agreement into full force and effect.

7.4

Entire agreement – This Agreement constitutes the entire agreement between the Parties with respect to the matters dealt with in this Agreement and supersede any previous agreement between the Parties.

7.5	Variation – No variation of this Agreement shall be valid or effective unless made by one or more instruments in writing signed by the Parties.

7.6	No partnership – Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties and none of them shall have any authority to bind the other in any way.

7.7	Severability – Notwithstanding that any provision of this Agreement may prove to be illegal or unenforceable, the remaining provisions of this Agreement shall continue in full force in effect.

7.8

Time of the essence – Any date or period mentioned in this Agreement may be extended by agreement between the Parties failing which, as regards any such date or period, time shall be of the essence of this Agreement.

7.9

Confidentiality – The Calculation Agent shall, unless authorized by the Collateral Agent on writing or compelled so to do by any relevant regulatory authority (including any stock exchange on which the Pledged Shares are listed) or court of competent jurisdiction or unless such disclosure is authorised by or in accordance with Hong Kong or New York law either before or after the termination of this Agreement, disclose to any person not authorised by the Collateral Agent to receive the same any information relating to the subject matter of this Agreement of which the Calculation Agent shall have become possessed during the period of this Agreement and the Calculation Agent shall use its best endeavours to prevent any such disclosure as aforesaid.

7.10	Notice –

	(a)	All notices, demands or other communications which are to be given under this Agreement shall be in writing and shall be addressed as shown below:

(i)	if to the Collateral Agent:
	address:	Suite 3307-15, 33/F., One International Finance Centre, No. 1 Harbour View Street, Central, Hong Kong
	facsimile:	+852 2530 4083
	attention:	Mr. Meng Zhongwen

(ii)	if to Whitehorse:
	address:	13/F, Shenzhen Special Zone Ress Tower, Shennan Road, Futian, Shenzhen, P.R.C.
	facsimile:	+86 755 8351 0815
	attention:	Mr. Tu Guo Shen

(iii)	the Calculation Agent:
	address:	48th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong
	facsimile:	(852) 2203 7323
	attention:	Trust and Securities Services

or to such other address or facsimile number or marked for the attention of such other person as the recipient may designate by notice given in accordance with the provisions of this Clause.

(b)

Any such notice may be delivered personally or by prepaid post or sent by facsimile transmission and shall be deemed to have been effectively served (i) if by delivery in person, when delivered to the addresses; (ii) if by facsimile transmission, when despatched with confirmed receipt evidenced by transmission report; and (iii) if by post, on the second Business Day following the day of posting if sent from Hong Kong to the address of a recipient in Hong Kong; or on the seventh Business Day following the day of posting if sent from Hong Kong to the address of any overseas recipient (and vice versa) unless actually received sooner but if the delivery or receipt is on a day which is not a Business Day, or is after normal office hours in the place of receipt, it is deemed to be given on the succeeding Business Day.

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(c) Each notice, demand or other communication and any other document required to be delivered under this Agreement shall be either in English or accompanied by a translation into the English language.

7.11

Counterparts – This Agreement may be executed in one or more counterparts and upon due execution of all the counterparts each Party shall be bound notwithstanding that each counterpart is not executed by or on behalf of all the Parties.

7.12

Loan Agreement – For the avoidance of doubt, as between Whitehorse and the Collateral Agent (and the Finance Parties), in the event of any inconsistency between this Agreement and the Loan Agreement (or any other Finance Document referred to therein), the terms of the Loan Agreement (or the relevant Finance Document) shall prevail.

8.	GOVERNING LAW AND JURISDICTION

8.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong SAR.

8.2

Each of the Parties irrevocably agrees that any suit, action or proceeding (“Proceedings”) relating to any dispute, difference, claims or other matters arising our of or in connection with this Agreement may be brought in the Hong Kong SAR courts and it hereby submits to the jurisdiction of such courts in connection therewith and waives any objection which it may have now or hereafter to the paying of the venue of any such Proceedings in any such court and any claim that any such Proceeding have been brought in an inconvenient forum.

8.3

Subject as set out above, the submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any Party to take Proceedings against the other Party in whatsoever jurisdictions shall it seem fit nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of the Proceedings in any other jurisdiction, whether concurrently or not.

AS WITNESS the hands of the Parties or their duly authorised representatives the day and year first above written.

Execution

COLLATERAL AGENT

SIGNED by	/s/ Wuping Wang
)
for and on behalf of	)
CHINA DEVELOPMENT BANK CORPORATION	)
HONG KONG BRANCH	)
in the presence of:	)

WHITEHORSE

SIGNED by	/s/ Guoshen Tu
TU GUO SHEN	)
for and on behalf of	)
WHITEHORSE TECHNOLOGY LIMITED	)
in the presence of:	)

CALCULATION AGENT

SIGNED by	/s/ Aric Kay-Russell
/s/ Christina Nip
/s/ Chiu King Wing Edward
)
for and on behalf of	)
DEUTSCHE BANK AG, HONG KONG BRANCH	)
in the presence of:	)

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SCHEDULE 1
Duties of the Calculation Agent

During the continuance of this Agreement, the Calculation Agent shall:

(a)	promptly after each Trading Day calculate and determine the Market Value of the Pledge Shares;

(b)

inform the Collateral Agent by fax by 4:00pm (Hong Kong time) on the Business Day immediately after such Trading Day of the Market Value so calculated and determined and, if the Market Value of the Pledged Shares is less than the Top-up Threshold, of such event and the number of additional shares of CSR required to be pledged in order to increase the Market Value of the Pledged Shares to the Target Collateral Level substantially in the form set out in Schedule 2; and

(c)	keep proper record of all relevant figures and calculations, and allow access to such record at the request of the Collateral Agent from time to time.

In this Schedule:

“Common Stock” means any stock of any class of CSR which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of CSR and which is not subject to redemption by CSR;

“Market Value” of the Pledged Shares means the number of Pledged Shares multiplied by the VWAP of the Common Stock for the preceding 15 Trading Days;

“Target Collateral Level” means a value supplied by the Collateral Agent to the Calculation Agent and specified as such from time to time;

“Top-up Threshold” means a value supplied by the Collateral Agent to the Calculation Agent and specified as such from time to time;

“Trading Day” means (x) if the Common Stock is listed or admitted for trading on the New York Stock Exchange, a day on which trades may be made on such exchange, (y) if the Common Stock is quoted on the Nasdaq National Market, a day on which trades may be made thereon or (z) if the Common Stock is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close;

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board;

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. through its “Volume at Price” functions (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the Common Stock is then quoted on the OTC Bulletin Board and the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and lowest closing ask price of any of the market makers for such security as reported, and in each of the foregoing clauses ignoring any block trade (which for purposes of this definition means any transfer of more than 100,000 shares).

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SCHEDULE 2

FORM OF DAILY REPORT

Date:

By fax (fax no.: +852 2530 4083)

To:	China Development Bank Corporation Hong Kong Branch
Attention:	Mr. Meng Zhongwen

Re: Calculation Agency Agreement dated 24 June 2010

We refer to the calculation agency agreement dated 24 June 2010 (the “Calculation Agency Agreement”) executed among Whitehorse Technology Limited, China Development Bank Corporation Hong Kong Branch and Deutsche Bank AG, Hong Kong Branch (the “Calculation Agent”). All capitalized terms in this report shall have the same meanings as those defined in the Calculation Agency Agreement.

Pursuant to the Calculation Agency Agreement, we hereby inform you of the following:-

1.	The Market Value of the Pledged Shares in respect of the 15 Trading Day period ended on [•] is USD [•].

2.	The amount of shares of CSR constituting the Pledged Shares for the time being is [•].

3.	The Top-up Threshold for the time being is USD [•].

4.	{if applicable} [THE MARKET VALUE OF THE PLEDGED SHARES IS LESS THAN THE TOP-UP THRESHOLD.]

5.

{if applicable} [The number of additional shares of CSR required to be pledged in order to increase the Market Value of the Pledged Shares to the Target Collateral Level is [•]. The current Target Collateral Level is USD [•].]

For and on behalf of
Deutsche Bank AG, Hong Kong Branch